Exhibit 99.4

Unaudited Pro Forma Financial Information

On September 1, 2011, Liquidity Services, Inc. (“LSI” or the “Company”) entered into an agreement to acquire the assets of Jacobs Trading LLC’s Salvage Business (“Jacobs”).  Effective on October 1, 2011, the Company closed its acquisition of Jacobs.

The following unaudited pro forma consolidated financial statements have been prepared to give effect to the completed acquisition of Jacobs. The unaudited pro forma consolidated balance sheet as of June 30, 2011 gives effect to the acquisition of Jacobs as if it had occurred on June 30, 2011. The unaudited pro forma consolidated balance sheet as of June 30, 2011 is derived from the unaudited historical financial statements of LSI and Jacobs as of June 30, 2011. The unaudited pro forma consolidated statement of operations for the nine months ended June 30, 2011 gives effect to the Jacobs acquisition as if it had occurred on October 1, 2010. The unaudited pro forma consolidated statement of operations, for the nine months ended June 30, 2011, is derived from the unaudited historical financial statements of LSI for the nine months ended June 30, 2011 and Jacobs for the six months ended June 30, 2011 along with the unaudited internally prepared financial statements of Jacobs for the three months ended December 31, 2010. The unaudited pro forma consolidated statement of operations for the twelve month period is derived from the audited historical financial statements of LSI for the year ended September 30, 2010 and Jacobs for the year ended December 31, 2010.

The Jacobs acquisition was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Notes 1 and 2 to the unaudited pro forma consolidated financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed in connection with the Jacobs acquisition, based on their estimated fair values as of the effective date of the Jacobs acquisition. The preliminary allocation of the purchase price was based upon management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed and such estimates and assumptions are subject to change.

The unaudited pro forma consolidated financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from the integration of the companies, as management is in the process of assessing what, if any, future actions are necessary. However, additional liabilities ultimately may be recorded for costs associated with removing redundant operations that could affect amounts in the unaudited pro forma consolidated financial statements, and their effects may be material and would be reflected in the statement of operations.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes of LSI, the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in LSI’s Annual Report on Form 10-K for the year ended September 30, 2010, filed on December 10, 2010 and the Quarterly Report on Form 10-Q for the nine months ended June 30, 2011, filed on August 9, 2011, as well as the audited historical financial statements and related notes of Jacobs as of December 31, 2010 and for the year then ended, which are attached as Exhibit 99.3 to this Form 8K/A, and the unaudited historical financial statements and related notes of Jacobs as of June 30, 2011 and for the three and six months ended June 30, 2011 and 2010, which are attached as Exhibit 99.2 to this Form 8K/A. The unaudited pro forma consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of LSI that would have been reported had the acquisition of Jacobs been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

Liquidity Services, Inc. and Subsidiaries
Consolidated Unaudited Pro Forma Balance Sheet
As of June 30, 2011

(Dollars in Thousands)

	LSI	Jacobs	Pro Forma Adjustments		Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$93,512	$543	$(80,000	)(a)	$14,055
Short-term investments	10,910	—	—		10,910
Accounts receivable, net of allowance for doubtful accounts of $446 and $190 at June 30, 2011 for LSI and Jacobs, respectively	5,258	4,461	—		9,719
Inventory	14,714	8,525	—		23,239
Prepaid expenses, deferred taxes and other current assets	15,253	361	—		15,614
Total current assets	139,647	13,890	(80,000)		73,537
Property and equipment, net	7,984	995	—		8,979
Intangible assets, net	3,368	—	35,700	(b)	39,068
Goodwill	40,538	—	108,294	(c)	148,832
Other assets	6,361	—	—		6,361
Total assets	$197,898	$14,885	$63,994		$276,777
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,388	$3,456	—		$9,844
Accrued expenses and other current liabilities	18,307	2,699	$1,761	(d)	22,767
Profit-sharing distributions payable	5,358	—	—		5,358
Acquisition earn out payable	7,248	—	—		7,248
Customer payables	13,471	—	—		13,471
Total current liabilities	50,772	6,155	1,761		58,688
Acquisition earn out payable	4,741	—	8,185	(e)	12,926
Deferred taxes and other long-term liabilities	2,105	—	40,000	(f)	42,105
Total liabilities	57,618	6,155	49,946		113,719
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 30,259,365 shares issued and 28,097,309 shares outstanding at June 30, 2011	28	—	1		29
Additional paid-in capital	107,765	—	24,538	(g)	132,303
Treasury stock, at cost	(21,884)	—	—		(21,884)
Accumulated other comprehensive loss	(832)	—	—		(832)
Retained earnings	55,203	8,730	(10,491	)(h)	53,442
Total stockholders’ equity	140,280	8,730	14,048		163,058
Total liabilities and stockholders’ equity	$197,898	$14,885	$63,994		$276,777

See accompanying notes to the unaudited pro forma consolidated financial statements.

Liquidity Services, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statements of Operations
For the Nine Months Ended June 30, 2011

(Dollars in Thousands, Except Per Share Data)

	LSI	Jacobs	Pro Forma Adjustments		Consolidated Total

Revenue	$256,671	$56,535	—		$313,206
Costs and expenses:
Cost of goods sold (excluding amortization)	108,228	36,236	—		144,464
Profit-sharing distributions	34,949	—	—		34,949
Technology and operations	41,256	2,225	—		43,481
Sales and marketing	17,984	1,084	—		19,068
General and administrative	20,797	3,185	—		23,982
Amortization of contract intangibles	610	—	$5,449	(i)	6,059
Depreciation and amortization	3,932	174	360	(j)	4,466
Acquisition costs and goodwill impairment	21,589	—	—		21,589

Total costs and expenses	249,345	42,904	5,809		298,058

Income from operations	7,326	13,631	(5,809)		15,148
Interest income and other (expense), net	(49)	(245)	(1,615	)(k)	(1,909)

Income before provision for income taxes	7,277	13,386	(7,424)		13,239
Provision for income taxes	(1,892)	—	(1,550	)(l)	(3,442)

Net income	$5,385	$13,386	$(8,974)		$9,797

Basic earnings per common share	$0.20				$0.35

Diluted earnings per common share	$0.19				$0.34

Basic weighted average shares outstanding	27,478,342		900,171	(m)	28,378,513

Diluted weighted average shares outstanding	28,096,078		900,171	(m)	28,996,249

See accompanying notes to the unaudited pro forma consolidated financial statements.

Liquidity Services, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statements of Operations
For the Twelve Months Ended

(Dollars in Thousands, Except Per Share Data)

	LSI September 30, 2010	Jacobs December 31, 2010	Pro Forma Adjustments		Consolidated Total

Revenue	$286,791	$65,256	—		$352,047
Costs and expenses:
Cost of goods sold (excluding amortization)	119,150	39,219	—		158,369
Profit-sharing distributions	42,876	—	—		42,876
Technology and operations	49,032	2,849	—		51,881
Sales and marketing	21,250	1,332	—		22,582
General and administrative	24,884	4,964	—		29,848
Amortization of contract intangibles	813	—	$7,266	(i)	8,079
Depreciation and amortization	4,124	210	480	(j)	4,814
Acquisition costs	524	—	—		524

Total costs and expenses	262,653	48,574	7,746		318,973

Income from operations	24,138	16,682	(7,746)		33,074
Interest income and other (expense), net	69	(101)	(2,379	)(k)	(2,411)

Income before provision for income taxes	24,207	16,581	(10,125)		30,663
Provision for income taxes	(12,194)	—	(3,228	)(l)	(15,422)

Net income	$12,013	$16,581	$(13,353)		$15,241

Basic earnings per common share	$0.44				$0.54

Diluted earnings per common share	$0.44				$0.54

Basic weighted average shares outstanding	27,098,016		900,171	(m)	27,998,187

Diluted weighted average shares outstanding	27,406,883		900,171	(m)	28,307,054

See accompanying notes to the unaudited pro forma consolidated financial statements.

Liquidity Services, Inc. and Subsidiaries
Notes to the Unaudited Pro Forma Consolidated Financial Statements

1.                                      Basis of Pro Forma Presentation

The unaudited pro forma consolidated financial statements have been prepared by Liquidity Services, Inc. (“LSI” or the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission for the purposes of inclusion in LSI’s amended Form 8-K prepared and filed in connection with the completion of the acquisition of Jacobs Trading LLC’s Salvage Business (“Jacobs”).Certain information and certain disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures provided herein are adequate to make the information presented not misleading.

The information concerning LSI has been derived from the audited consolidated financial statements of LSI for the year ended September 30, 2010 and unaudited historical consolidated financial statements of LSI as of and for the nine months ended June 30, 2011. The information concerning Jacobs has been derived from the audited financial statements of Jacobs for the year ended December 31, 2010 and the unaudited historical financial statements as of and for the six months ended June 30, 2011 along with the unaudited internally prepared financial statements of Jacobs for the three months ended December 31, 2010.

The unaudited pro forma consolidated financial statements are provided for informational purposes only and do not purport to be indicative of the Company’s financial position or results of operations which would actually have occurred had such transaction been completed as of the date or for the periods presented, or of the financial position or results of operations that may be obtained in the future.

2.                                      Purchase Price Allocation - Jacobs

Effective on October 1, 2011, LSI completed its acquisition of the assets of Jacobs for an upfront payment of $80.0 million cash, a seller subordinated 5% note of $40.0 million and 900,171 restricted shares ($20 million of consideration based on the average trading price of LSI’s stock ten days before the announcement of the transaction) and a potential earn-out payment up to $30.0 million. Under the terms of the agreement, the earn-out is based on EBITDA earned by Jacobs during the trailing 12 months ending December 31, 2012 and 2013. Jacobs is a leading remarketer for the sale of surplus and returned consumer goods. Jacobs conducts its sales on a purchase model basis using its marketplace, an extensive global buyer base and product domain expertise.

The unaudited pro forma consolidated financial statements have been prepared to give effect to the completed acquisition of Jacobs, which was accounted for under the acquisition method of accounting.  For accounting purposes, a total estimated purchase price of approximately $152.7 million was used for purposes of preparing the unaudited pro forma consolidated financial statements and total estimated direct transaction costs of approximately $1.8 million were excluded in the purchase price allocation. The accounting purchase price includes the upfront cash payment, the seller subordinated note, stock consideration of $24.5 million (900,171 restricted shares at the closing price of $32.07 on September 30, 2011, discounted at 15% to account for the six-month restriction), and the estimated fair value of the earn-out of $8.2 million.

Under the acquisition method of accounting, the total estimated purchase price is allocated to Jacobs’ net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of October 1, 2011, the effective date of the acquisition of Jacobs. Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, and other factors as described in the introduction to these unaudited pro forma consolidated financial statements, the preliminary estimated purchase price is allocated as follows:

Consideration Amount
(in thousands)
Accounts receivable	$4,710
Inventory	6,059
Prepaid expenses	120
Goodwill	110,226
Vendor contract intangible asset	33,300
Covenants not to compete	2,400
Property and equipment	847
Accounts payable	(1,837)
Accrued liabilities	(3,101)
Total consideration	$152,724

Liquidity Services, Inc. and Subsidiaries
Notes to the Unaudited Pro Forma Consolidated Financial Statements — (Continued)

2.                                      Purchase Price Allocation — Jacobs — (Continued)

Prior to the end of the measurement period for finalizing the purchase price allocation, if information becomes available which would indicate adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.

Of the total estimated purchase price, a preliminary estimate of $35.7 million has been allocated to definite—lived intangible assets acquired. Definite—lived intangible assets of $35.7 million consist of the value assigned to Jacobs’ vendor contract with Wal-Mart of $33.3 million, and covenants not to compete of $2.4 million.

The value assigned to Jacobs’ vendor contract was primarily determined by discounting the estimated cash flows associated with the Wal-Mart contract as of the date the acquisition was consummated. The estimated cash flows were based on revenues for the Wal-Mart contract net of operating expenses and net of capital charges for other tangible and intangible assets that contribute to the projected cash flow. The projected revenues were based on assumed revenue growth rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net capital charges for assets that contribute to projected contract cash flows were based on the estimated fair value of those assets. A discount rate of 15.5% was deemed appropriate for valuing the contract and was based on the risks associated with the respective cash flows taking into consideration the Company’s weighted average cost of capital. LSI expects to amortize the value of the Wal-Mart contract on a straight—line basis over approximately four and half years. Amortization of the Wal-Mart contract is deductible for tax purposes.

The value assigned to Jacobs’ covenants not to compete was primarily determined by discounting the estimated cash flows with and without the non-compete agreements in place for the Jacobs’ management team as of the date the acquisition was consummated. The estimated cash flows were based on revenues  net of operating expenses and net of capital charges for other tangible and intangible assets that contribute to the projected cash flow. The projected revenues were based on assumed revenue growth rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net capital charges for assets that contribute to projected cash flows were based on the estimated fair value of those assets. A discount rate of 15.5% was deemed appropriate for valuing the contract and was based on the risks associated with the respective cash flows taking into consideration the Company’s weighted average cost of capital. LSI expects to amortize the value of the covenants not to compete on a straight—line basis over approximately five years. Amortization of the covenants not to compete is deductible for tax purposes.

The definite—lived intangible assets acquired will result in approximately the following annual amortization expense:

Years ending September 30,	(in millions)
2012	$7.7
2013	7.7
2014	7.7
2015	7.7
2016	4.9
Total	$35.7

Of the total estimated purchase price, approximately $110.3 million has been allocated to goodwill and is deductible for tax purposes. Goodwill represents factors including expected synergies from combining operations and is the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired and liabilities assumed. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment arise). In the event that management determines that the goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.

Liquidity Services, Inc. and Subsidiaries
Notes to the Unaudited Pro Forma Consolidated Financial Statements — (Continued)

3.                                      Pro Forma Adjustments

Pro forma adjustments are made to reflect the estimated purchase price, to adjust amounts related to Jacobs, tangible assets and liabilities and intangible assets to a preliminary estimate of the fair values of those assets and liabilities, to reflect the amortization expense related to the intangible assets and to reclassify certain financial statement amounts to conform to LSI’s financial statement presentation.

The specific pro forma adjustments included in the unaudited pro forma consolidated financial statements are as follows:

a)     To reflect cash payment made in connection with closing the Jacobs acquisition of $80.0 million.

b)    To reflect the fair value from the acquisition of Jacobs of the Wal-Mart contract estimated to be $33.3 million and covenant not to compete intangible asset of $2.4 million.

c)     To reflect the fair value of acquired goodwill based on net assets acquired and liabilities assumed as if the Jacobs acquisition occurred on June 30, 2011. The difference between the amount recorded on a pro forma basis and the actual balance as of the effective dates of the Jacobs acquisition is the result of changes in the assets and liabilities of Jacobs between June 30, 2011 and the effective closing date of October 1, 2011.

d)    To reflect an accrual of $1.8 million for estimated LSI transaction costs associated with the Jacobs acquisition that were incurred between June 30, 2011 and October 1, 2011.

e)     To reflect the estimated earn-out liability associated with the closing of the Jacobs acquisition of $8.2 million.

f)       To reflect the $40 million 5% seller subordinated note in connection with closing the Jacobs acquisition.

g)    To reflect the value of the 900,171 restricted shares issued by LSI, associated with the closing of the Jacobs acquisition, of $24.5 million, which reflects a 15% discount from the acquisition date closing price due to the share restrictions.

h)    To eliminate the retained earnings balance of Jacobs. The adjustment also reflects the corresponding $1.8 million adjustment to accrued expenses as noted in note (d) above.

i)        LSI has estimated the pro forma amortization expense for the periods preceding the Jacobs acquisition for the nine months ended June 30, 2011 and the twelve month period presented related to the Wal-Mart contract intangible asset acquired to be $5.4 million and $7.3 million, respectively.

j)        LSI has estimated the pro forma amortization expense for the periods preceding the Jacobs acquisition for the nine months ended June 30, 2011 and the twelve month period presented related to the covenant not to compete intangible asset acquired to be $0.4 million and $0.5 million, respectively.

k)     To adjust interest expense to reflect as if the acquisition had occurred at the beginning of the respective periods presented. Of the $1.6 million adjustment to the nine months ended June 30, 2011, $0.4 million relates to the elimination of interest income from the cash used for the acquisition and $1.5 million relates to interest expense on the $40 million 5% seller subordinated note. Of the $2.4 million adjustment to the twelve month period presented, $0.5 million relates to the elimination of interest income from the cash used for the acquisition and $2.0 million relates to interest expense on the $40 million 5% seller subordinated note. The remaining amount of the adjustment for both periods represents the elimination of Jacobs’ interest expense.

l)        To properly record the income tax provision to reflect the effect of Jacobs’ acquisition adjustments.

m)                     To reflect the number of shares of LSI’s common stock issued as consideration in the acquisition of Jacobs.

The unaudited pro forma consolidated financial statements do not include adjustments for liabilities related to business integration activities for the acquisition of Jacobs as management is in the process of assessing what, if any, future actions are necessary. However, liabilities ultimately may be recorded for costs associated with business integration activities for the acquisition of Jacobs in the Company’s consolidated financial statements.

LSI has not identified any material pre—acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.

Liquidity Services, Inc. and Subsidiaries
Notes to the Unaudited Pro Forma Consolidated Financial Statements — (Continued)

4.                                      Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per common share is based on the weighted average number of common shares of LSI’s common stock outstanding during the period as adjusted to reflect the shares of common stock issued as consideration in the Jacobs acquisition.